Exhibit 2.17

Execution version

Dated 3 November 2006

as amended and restated on
      July 2007

AERVENTURE LIMITED (1)
as Borrower

CALYON S.A. (2)

and

KfW
as Lenders

CALYON S.A. (3)
as Security Trustee

CALYON S.A. (4)
as Agent

FACILITY AGREEMENT
relating to pre-delivery payments in respect
of up to twelve (12) Airbus A319-100 Aircraft
and eighteen (18) Airbus A320-200 Aircraft

Contents

Clause		Page

1	Purpose and definitions	1

2	The Facility Amount; Conversion Rights	10

3	Conditions Precedent	11

4	Advances	12

5	Interest and Interest Periods; alternative interest rates	13

6	Repayment and prepayment; withdrawal of Aircraft from Facility	14

7	Expenses; VAT; stamp duty	16

8	Payments and Taxes; accounts and calculations	17

9	Representations and warranties	19

10	Undertakings	22

11	Equity Contribution	24

12	Negative Pledge	24

13	[Intentionally omitted]	24

14	Events of Default and Termination	24

15	Indemnities	27

16	Illegality; increased costs; mitigation	28

17	Assignment, transfer and lending offices	30

18	Notices and other matters	30

19	Governing law	32

20	Jurisdiction	32

Schedule 1 The Lenders		34

Schedule 2 Form of Drawdown Notice		35

Schedule 3 Documents and evidence required as conditions precedent		36

Schedule 4 Financial Schedules		38

THIS FACILITY AGREEMENT is dated 3 November 2006 as amended and restated on        July 2007 (this “Agreement”) and made BETWEEN:

(1)              AERVENTURE LIMITED, a company incorporated and existing under the laws of Ireland having its registered office at AerCap House, Shannon, County Clare, Ireland (the “Borrower”);

(2)              CALYON S.A., a société anonyme established and existing under the laws of France acting through its registered office at 9, quai du President Paul Doumer, 92920 Paris La Défense, France in its capacity as Lender;

(3)              KfW, a public law institution established under the laws of Germany and having its principal place of business at Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Federal Republic of Germany, in its capacity as a Lender;

(4)              CALYON S.A., a société anonyme established and existing under the laws of France acting through its registered office at 9, quai du President Paul Doumer, 92920 Paris La Défense, France in its capacity as security trustee for and on behalf of the Lenders (in such capacity the “Security Trustee” which expression shall include any successor thereto); and

(5)              CALYON S.A., a société anonyme established and existing under the laws of France acting through its registered office at 9, quai du President Paul Doumer, 92920 Paris La Défense, France in its capacity as agent for and on behalf of the Lenders (in such capacity the “Agent” which expression shall include any successor thereto).

IT IS AGREED as follows:

1      Purpose and definitions

1.1                      Purpose

This Agreement sets out the terms and conditions upon which the Lenders have agreed to make available to the Borrower a loan facility of up to the Maximum Loan Amount to be used for the purpose of funding the obligations of the Borrower to make certain Pre-Delivery Payments due to the Manufacturer pursuant to the Purchase Agreement.

1.2                      Definitions

In this Agreement, unless the context otherwise requires:

“Additional Advance” has the meaning given to such term in clause 4.4;

“Advance” means each borrowing of a portion of the Commitment by the Borrower or (as the context may require) the principal amount of such borrowing;

“AerCap” means AerCap B.V., a company organised and existing under the laws of The Netherlands whose registered office is at Evert van de Beekstraat 312, 1118 CX Schiphol Airport, Amsterdam, The Netherlands;

“AerCap Holdings” means AerCap Holdings N.V., a “naamlooze vennootschap” organised and existing under the laws of The Netherlands whose registered office is at Evert van de Beekstraat 312, 1118 CX Schiphol Airport Amsterdam, The Netherlands;

“AerCap Ireland” means AerCap Ireland Limited a company incorporated and existing under the laws of Ireland having its registered office at AerCap House, Shannon, County Clare, Ireland;

“Airbus Letter Agreement” means the letter agreement dated of even date herewith and made between the Security Trustee, the Borrower and the Manufacturer pursuant to which the

Manufacturer has agreed to make an additional credit memorandum available in respect of certain of the Aircraft, on the specific, and strictly confidential, terms set out therein;

“Aircraft” means, subject to clause 2.3, together (or, if the context so requires, one or more of) the twelve (12) Airbus A319-100 and eighteen (18) Airbus A320-200 Aircraft which are the subject of the Purchase Agreement, and references in this Agreement to “Aircraft N°1”, “Aircraft N°2”, “Aircraft N°3”, “Aircraft N°4”, “Aircraft N°5”, “Aircraft N°6”, “Aircraft N°7” , “Aircraft N°8”, “Aircraft N°9”, “Aircraft N°10”, “Aircraft N°11”, “Aircraft N°12”, “Aircraft N°13”, “Aircraft N°14”, “Aircraft N°15”, “Aircraft N°16”, “Aircraft N°17”, “Aircraft N°18”, “Aircraft N°19”, “Aircraft N°20, “Aircraft N°21”, “Aircraft N°22”, “Aircraft N°23”, “Aircraft N°24”, “Aircraft N°25”, “Aircraft N°26”, “Aircraft N°27”, “Aircraft N°28”, “Aircraft N°29” and “Aircraft N°30” shall be deemed to be references to each such Aircraft in the order of their respective Delivery Dates and any reference to an Aircraft herein shall be deemed to include the Manuals and Technical Records and the Engines which are to be delivered with such Aircraft;

“Applicable Law” means, in relation to:

(a)               any jurisdiction, any law, regulation, regulatory requirement, judgment, order or direction or any other act of any Government Entity of such jurisdiction; and

(b)              the European Union, any law, regulation, directive, decision, regulatory requirement, judgment, order or direction or any act of any EU Institution,

with which any Finance Party or the Borrower is required to comply, or compliance with which is customary by persons carrying on the same business either in the same jurisdiction(s) as such Finance Party or the Borrower or as the case may be, in the European Union;

“Basel Paper” means the paper entitled “International Convergence of Capital Measurement and Capital Standards” dated July 1988 and prepared by the Committee on Banking Regulations and Supervisory Practices (now the Basel Committee on Banking Supervision) as amended, modified or varied prior to the date hereof;

“Basel II Paper” means the Revised Framework for International Convergence for Capital Measurement and Capital Standards issued by the Basel Committee on Banking Supervision in June 2004 and the proposals published by the European Parliament and Council recasting Directives 2000/12/EC and 93/6/EEC (the Capital Requirement Directives) and as amended and supplemented from time to time prior to the date hereof;

“Borrower Group” means the Borrower and its Subsidiaries from time to time;

“Break Funding Costs” means any cost, loss or expense (excluding any loss of Margin) sustained or incurred by any Lender in maintaining or funding all or any part of the Loan or in liquidating or re-employing deposits from third parties acquired, or contracted for, to fund all or any part of the Loan or any other amount owing to the Lender;

“Break Funding Gains” means any net monetary benefit which is actually realised by any Lender in maintaining or funding all or any part of the Loan or in liquidating or re-employing deposits from third parties acquired, or contracted for, to fund all or any part of the Loan or any other amount owing to the Lender;

“Business Day” means a day (other than a Saturday or Sunday or holiday scheduled by law) on which banks are open for business in London, Paris, Amsterdam and New York City;

“Business Plan” means the five (5) year business plan of the Borrower as provided by the Borrower to the Agent prior to the first Drawdown Date;

“Buyer Furnished Equipment” means, in respect of any Aircraft, the buyer furnished equipment for that Aircraft;

“Capital Adequacy Requirement” means a request or requirement relating to the maintenance of capital, including one which makes any change to, or is based on any alteration in, the interpretation of the Basel Paper and/or the Basel II Paper or which increases the amounts of capital required thereunder, other than, with respect to any Lender, a request or requirement made by way of implementation of the Basle Paper and/or the Basel II Paper in the manner in which it is being implemented at the date hereof by the regulatory authority or authorities supervising such Lender in the jurisdiction in which such Lender is incorporated or the jurisdiction through which it is acting for the purposes of this Agreement;

“CFM” means CFM International S.A.;

“CFM Engine Assignment” means the engine warranties and engine credit assignment entered, or to be entered, into between the Borrower, the Security Trustee and CFM;

“CFM General Terms Agreement” means the general terms agreement, with reference number 9-4196, dated as of 31 August 2006, together with letter agreement no. 1 dated as of 31 August 2006, in each case between CFM and the Borrower;

“Change in Law” means any enactment, introduction, adoption, abolition, making or variation of, or any change in or in the interpretation, pursuant to a circular issued by a Government Entity or judgment of a court, of, deletion from or amendment or addition to, any Applicable Law, in each case, having the force of law in any jurisdiction;

“Commitment” means in relation to the Lenders at any relevant time the Maximum Loan Amount as reduced by any relevant term of this Agreement and so that, if at such time the Commitment has been reduced to zero, references to the Commitment shall be construed as a reference to the Commitment immediately prior to such reduction to zero;

“Conversion Rights” means the conversion rights granted by the Manufacturer to the Borrower pursuant to the Purchase Agreement;

“Converted Aircraft” has the meaning given to such term in clause 2.3.2;

“Deed of Amendment” means the deed of amendment and restatement dated          July 2007 and entered into between each of the Borrower, the Lenders, the Agent and the Security Trustee pursuant to which this Agreement has been amended and restated as described therein;

“Default” means any Event of Default or any event or circumstance which would, upon the giving of a notice by the Agent and/or expiry of the relevant period and/or fulfilment of any other condition, constitute an Event of Default;

“Delivery Date” means, in respect of each Aircraft, the date on which the Manufacturer shall tender such Aircraft for delivery to the Borrower, or to any other purchaser of such Aircraft, and the Borrower, or such other purchaser, shall accept the same, pursuant to and in accordance with the provisions of the Purchase Agreement;

“Dollars” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under this Agreement in Dollars mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

“Drawdown Date” means each date on which an Advance is or is to be made hereunder;

“Drawdown Notice” means a notice in the form or substantially in the form of schedule 2, duly completed with particulars of the relevant Advance;

“Drawdown Period” means the period commencing on the date of this Agreement and ending on whichever is the earlier of (i) the Final Repayment Date or (ii) the date on which the Commitment is reduced to zero pursuant to any of clauses 6.3 or 16.1;

“Due Date” means, in respect of each Pre-Delivery Payment for an Aircraft, the date on which such Pre-Delivery Payment is, at the date of this Agreement, scheduled to become due and payable to the Manufacturer in accordance with the Purchase Agreement, as set out in schedule 4;

“Engines” means (i) in respect of any A319-100 Aircraft, the two CFM 56-5B6/P model (or any improved or advanced version thereof) aircraft engines or, as the case may be, the two IAE V2524-A5 model (or any improved or advanced version thereof) aircraft engines to be delivered with such Aircraft and (ii) in respect of any A320-200 Aircraft means the two CFM 56 5B4/P model (or any improved or advanced version thereof) aircraft engines or, as the case may be, the two IAE V2527-A5 model (or any improved or advanced version thereof) aircraft engines to be delivered with such Aircraft;

“Engine Agreements” means, together, the CFM General Terms Agreement and the IAE General Terms Agreement, and “Engine Agreement” means either of them;

“Engine Agreement Default” means any event or circumstance which does or would, upon the giving of notice and/or expiry of the relevant period and/or fulfilment of any other condition, entitle an Engine Manufacturer to terminate all or part of an Engine Agreement in accordance with the provisions thereof;

“Engine Assignments” means, together, the CFM Engine Assignment and IAE Engine Assignment, and “Engine Assignment” means either of them;

“Engine Manufacturer” means each of CFM and IAE, as the case may be;

“Equity Contribution” means, in respect of an Aircraft, each (or the aggregate, as the context may require) of the amounts specified in column 4 of the relevant paragraph of schedule 4, subject to any adjustment being made to such amounts pursuant to clause 11;

“Event of Default” means any of the events or circumstances described in clause 14.1;

“Excluded Taxes” means:

(a)                        any Tax which is imposed on or suffered by the affected Finance Party, or payable to the affected Finance Party in respect of a Tax with respect to, or measured by, the income or capital gain of the affected Finance Party imposed by:

(i)                          the jurisdiction through which it is acting for the purposes of the Relevant Documents, unless it is imposed or suffered in consequence of any failure by any other party to any Relevant Document to perform any of its obligations thereunder; or

(ii)                       any other jurisdiction, other than Ireland and any other jurisdiction in which the Borrower is at the relevant time incorporated or at the relevant time has its principal place of business, unless such Tax is imposed or suffered in consequence of (A) any failure by any other party to any Relevant Document to perform any of its obligations thereunder, (B) any other connection between the Borrower and such jurisdiction, and/or (C) any payment by the Borrower under the Relevant Documents being made from, within or through such jurisdiction; or

(b)                       any Tax for which the affected Finance Party has actually been indemnified in full pursuant to any other provision of any Relevant Document; or

(c)                        any Tax to the extent that such Tax would not have been imposed or suffered, or otherwise would not have arisen, but for any breach by the affected Finance Party of any of its express obligations under any of the Relevant Documents (but excluding any breach in consequence of a failure by any other party to a Relevant Document to perform any of its obligations thereunder); or

(e)                        any Tax to the extent that such Tax would not have been imposed or suffered but for any misrepresentation made by the affected Finance Party under any of the Relevant Documents to which it is a party (but excluding any breach in consequence of a failure by any other party to any Relevant Document to perform any of its obligations thereunder); or

(f)                          any Tax which would not have been imposed or suffered but for a reasonably avoidable delay or failure by the affected Finance Party in filing tax computations or returns, or in paying any Tax, which:

(i)                           it is required by Applicable Law of the jurisdiction through which it is acting for the purposes of the Relevant Documents to file or, as applicable, pay; or

(ii)                       it is required by any other Applicable Law to file or, as applicable, pay and:

(A)                    the Borrower (acting reasonably) has requested the affected Finance Party to make such filing or, as applicable, pay such Tax, and

(B)                      in the case of the payment of a Tax, other than a Tax which is an Excluded Tax pursuant to the other provisions of this definition, there has been advanced to the affected Finance Party sufficient funds to enable it to pay the Tax in full; or

(g)                       any Tax which arises solely from an act or omission which constitutes gross negligence or wilful default by the affected Finance Party;

“Fee Letters” means the letters between the Borrower, the Agent and the Security Trustee with respect to certain fees, costs and expenses payable by the Borrower in connection with the Relevant Documents;

“Final Purchase Price” has the meaning given to such term in the Purchase Agreement Assignment;

“Final Repayment Date” means 31 January 2010;

“Finance Parties” means the Lenders, the Security Trustee and the Agent and “Finance Party” shall mean any of them;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)              moneys borrowed;

(b)             any amount raised by acceptance under any acceptance credit facility;

(c)              any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)             the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)              receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)             any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any individual derivative transaction, only the marked to market value of that derivative transaction shall be taken into account);

(h)             any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)                 the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to and including (h) above,

but excluding any counter-indemnity obligation of the nature referred to in paragraph (h) above and/or any derivative transaction referred to in paragraph (g) above, in each case, to the extent that such obligations and liabilities under the corresponding instrument are fully cash-collateralised.

“Government Entity” means (i) any national, state or local government, (ii) any board, commission, department, division, courts or agency or political sub-division thereof, howsoever constituted, and (iii) any association, organisation or institution (international or otherwise) of which any entity mentioned in (i) or (ii) above is a member or to whose jurisdiction it is subject or in whose activities it is a participant;

“IAE” means IAE International Aero Engines AG;

“IAE Engine Assignment” means the engine security assignment entered, or to be entered into, between the Borrower and the Security Trustee together with the engine consent and agreement thereto executed by each of the Borrower, the Security Trustee and IAE;

“IAE General Terms Agreement” means the engine general terms agreement dated 10 August 2006 between IAE and the Borrower;

“Inactive Aircraft” means any Aircraft in respect of which no Advances have been made pursuant to this Agreement;

“Instructing Group” has the meaning given to such term in the Trust Deed;

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” means in relation to any Advance or the Loan or any part thereof each period for the calculation of interest in respect of such Advance or the Loan or part thereof ascertained in accordance with clause 5.2;

“Last Scheduled Delivery Date” means, in respect of each Aircraft, the last day of the Scheduled Delivery Month for such Aircraft;

“Lenders” means the institutions named in schedule 1 and includes their respective successors, permitted Transferees and assigns and “Lender” means any one of them;

“Lender’s Proportion” means, in respect of any Lender, that percentage of the Commitment specified opposite that Lender in schedule 1 and/or in any Substitution Certificate, as the same may be reduced or increased pursuant to any Substitution Certificate and/or further reduced or cancelled pursuant to the terms of this Agreement;

“LIBOR” means, in relation to any amount denominated in Dollars and for any period, the rate for deposits in Dollars for that amount and for that period which is:

(a)              appearing on page 3750 (or similar page, if the Telerate page 3750 is not or no longer available) for Dollars on the Bridge/Telerate screen at or about 11:00 a.m. (London time) on the Quotation Date relating to that period; or

(b)             if (a) does not apply, the arithmetic mean (rounded to the nearest four decimal places) of the rates, as supplied to the relevant Agent at its request, quoted by the Reference Banks to leading banks in the European interbank market, at or about 11:00 a.m. (London time) on the Quotation Date relating to that period, for the offering of deposits in Dollars in an amount comparable with that amount and for a period comparable to that period;

“Lien” means any encumbrance or security interest whatsoever, howsoever created or arising, including any right of ownership, security, mortgage, pledge, assignment by way of security, charge, lease, lien, statutory right in rem, hypothecation, title retention arrangement, attachment, levy, claim, right of detention or security interest whatsoever, howsoever created or arising, or any right or arrangement having a similar effect to any of the above;

“LoadAir” means International Cargo Airlines Company KSC, a joint stock company incorporated in Kuwait (commercial register number 109323 and registered at the Kuwait Chamber of Commerce and Industry since 2005 under number 97424 with commercial licence number Public Shareholder/57/2004) whose registered office is at Free Trade Zone, Kuwait City 70655, Kuwait;

“Loan” means the aggregate principal amount owing to the Lenders under this Agreement at any relevant time;

“Mandatory Prepayment Event” means any of the events or circumstances set out in clause 6.3;

“Manuals and Technical Records” means together those records, logs, manuals, technical data and other materials and documents relating to the Aircraft, together with any amendments thereto, as shall be or are to be delivered pursuant to the Purchase Agreement;

“Manufacturer” means Airbus S.A.S., a Société par Actions Simplifiée duly created and existing under French law having its principal office at 1 rond-point Maurice Bellonte, 31707 Blagnac Cedex, France, including its successors and assigns, in its capacity as Manufacturer together with its successors in title and permitted assigns;

“Margin” means one per cent (1.00%) per annum;

“Maximum Loan Amount” means two hundred and seven million five hundred and thirty six thousand and one Dollars ($207,536,001);

“Maximum Loan Outstanding” means one hundred and sixty million seven hundred and seventy seven thousand eight hundred and seventy seven Dollars ($160,777,877);

“Net Aircraft Price” means, in respect of each Aircraft, the Final Purchase Price for that Aircraft net of all applicable credit memoranda and including (i) Buyer Furnished Equipment up to a maximum of six hundred and eighty four thousand six hundred and twenty three Dollars ($684,623) in respect of any A319-100 Aircraft and seven hundred and sixty two thousand two hundred and twenty two Dollars ($762,222) in respect of any A320-200 Aircraft and (ii) Specification Change Notices up to maximum of five hundred thousand Dollars ($500,000) of Specification Change Notices in respect of any A319-100 Aircraft and five hundred and seventy thousand Dollars ($570,000) in respect of any A320-200 Aircraft with each of the Dollar figures referenced in this definition being calculated by reference to economic conditions prevailing as of January 2005 and by reference to a theoretical delivery of the relevant Aircraft in January 2005;

“Net Aircraft Price Maximum” means

(a)               in respect of any A319-100 Aircraft, thirty three million Dollars ($33,000,000); and

(b)              in respect of any A320-200 Aircraft, thirty six million five hundred thousand Dollars ($36,500,000),

in each case, calculated by reference to, economic conditions prevailing as of January 2005 and by reference to a theoretical delivery of such Aircraft in January 2005 and subject to escalation at a maximum rate of three per cent (3.0%) per annum;

“Ownership Letter Agreement” means the letter to be issued by AerCap Ireland in favour of the Security Trustee pursuant to which AerCap Ireland will issue certain guarantees to the Security Trustee in respect of the funding of the Borrower and give certain confirmations in respect of AerCap Ireland’s ownership of the Borrower, such letter to be in form and substance satisfactory to the Security Trustee, acting reasonably;

“Pre-Delivery Payments” means, in respect of each Aircraft, the payments to be made to the Manufacturer in respect of such Aircraft prior to the Delivery Date therefor pursuant to the Purchase Agreement, as more particularly set out for each Aircraft in schedule 3 to the Purchase Agreement Assignment, and “Pre-Delivery Payment” means any one of such payments;

“Purchase Agreement” means the purchase agreement dated 30 December 2005 and entered into between the Borrower and the Manufacturer in relation to the Aircraft;

“Purchase Agreement Assignment” means the security assignment relating to the Purchase Agreement entered, or to be entered into between the Borrower and the Security Trustee, together with the consent and agreement thereto executed by each of the Borrower, the Security Trustee and the Manufacturer;

“Purchase Agreement Default” means any event or circumstance which does or would, upon the giving of notice and/or expiry of the relevant period and/or fulfilment of any other condition, entitle the Manufacturer to terminate all or part of the Purchase Agreement in accordance with the provisions thereof;

“Quotation Date” means, in relation to an Interest Period or other period for which LIBOR is to be determined, the date which is two Business Days prior to the first day of the relevant Interest Period or other period or, if such day is not a Business Day, the immediately preceding Business Day;

“Reference Banks” means the London branches of Calyon, BNP Paribas and Société Générale or any replacement bank nominated by the Agent;

“Relevant Documents” means this Agreement, the Purchase Agreement, the Airbus Letter Agreement, each Engine Assignment, the Purchase Agreement Assignment, the Trust Deed, the Fee Letters, the Ownership Letter Agreement, the Deed of Amendment and each notice, acknowledgement, deed, certificate, consent or other document issued pursuant to any of the foregoing and any other which the Borrower and the Agent agree in writing shall be a Relevant Document;

“Repayment Date” means, subject to clause 8.2 and in respect of any Advance, the earlier of (i) the Delivery Date for the Aircraft in respect of which such Advance is made, (ii) any date on which the obligation of the Manufacturer to sell and of the Borrower to purchase that Aircraft pursuant to the Purchase Agreement is cancelled or otherwise terminated, (iii) any other date on which the Borrower becomes obliged to repay or prepay such Advance in accordance with the terms hereof, and (iv) the Final Repayment Date;

“Scheduled Delivery Month” means, in respect of each Aircraft and subject to clause 6.2, the month in which the delivery thereof is, as at the date of this Agreement, scheduled to occur, as set out in schedule 4;

“Specification Change Notice” or “SCN” means any Specification Change Notice issued by the Borrower pursuant to the Purchase Agreement;

“Subsidiary” means, in relation to any person, any other person:

(a)                        which is controlled, directly or indirectly, by the first mentioned person (and, for this purpose, a person shall be treated as being controlled by another if that other person is able to direct its affairs and/or control the composition of its board of directors or equivalent body);

(b)                       more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned person;

(c)                        which is a Subsidiary of another Subsidiary of the first mentioned person; or

(d)                       where the beneficial interest of such other person, if it is a trust, association or other unincorporated organisation, is more than fifty per cent (50%) owned, directly or indirectly, by the first mentioned person;

“Substitution Certificate” has the meaning given to such term in the Trust Deed;

“Taxes” includes all present and future taxes (including sales, use, excise, personal property and other taxes), levies, imposts, duties, fees or governmental or other charges of whatever nature together with interest thereon and penalties in respect thereof, and “Tax” and “Taxation” shall be construed accordingly;

“Transferee” has the meaning given to such term in the Trust Deed; and

“Trust Deed” means the trust deed of even date herewith, entered into between the Borrower, the Lenders, the Agent and the Security Trustee.

1.3                     Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4                     Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1                        references to clauses and schedules are to be construed as references to the clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.2                        references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as may be amended from time to time in accordance with its terms and where consent is, by the terms of any Relevant Document, required to be obtained as a condition to such amendment being permitted, with the prior written consent of the relevant parties;

1.4.3                        references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.4.4                        words importing the plural shall include the singular and vice versa;

1.4.5                        unless otherwise expressly stated, references to a time of day are to Paris time;

1.4.6                        references to a “person” shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity or any of its agencies;

1.4.7

references to “assets” include all or part of any business, undertaking, real property, personal property, uncalled capital and any rights (whether actual or contingent, present or future) to receive, or require delivery of, any of the foregoing;

1.4.8

references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Financial Indebtedness and “guaranteed” shall be construed accordingly;

1.4.9

references to the “equivalent” of an amount specified in a particular currency (the “specified currency amount”) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. London time on the day on which the calculation falls to be made for spot delivery as determined by the Lenders; and

1.4.10

references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

2

The Facility Amount; Conversion Rights

2.1

Agreement to advance Loan

The Lenders, relying upon each of the representations and warranties in clause 9, agree to lend to the Borrower upon and subject to the terms of this Agreement a principal sum of up to the Maximum Loan Amount. The obligation of each Lender under this Agreement shall be to make its Lender’s Proportion of each Advance on the Drawdown Date of such Advance.

2.2

Obligations several

The obligations of each Lender under this Agreement are several; the failure of any Lender to perform such obligations shall not relieve any other Lender, the Agent or the Borrower of any of their respective obligations or liabilities under this Agreement nor shall the Agent be responsible for the obligations of any Lender (except for its own obligations, if any, as a Lender) nor shall any Lender be responsible for the obligations of any other Lender under this Agreement.

2.3

Conversion Rights

2.3.1

The Finance Parties acknowledge that, pursuant to the Conversion Rights, the Borrower has the right, on the terms and subject to the conditions set out in the Purchase Agreement, to convert an A319-100 Aircraft to an A320-200 Aircraft and vice versa.

2.3.2

The Finance Parties agree to the exercise by the Borrower of the Conversion Rights in the manner contemplated by the Purchase Agreement, provided that:

(a)     the Borrower shall have given the Agent as much notice as is practicably possible but in any event not less than ten (10) Business Days’ written notice prior to exercising a Conversion Right in respect of any Aircraft and shall specify the Aircraft which is the subject of such Conversion Right (a “Converted Aircraft”);

(b)     the Manufacturer shall have provided to the Borrower (with a copy to the Agent) the revised configuration of the Converted Aircraft, together with the revised amounts of the relevant Pre-Delivery Payments for the Converted Aircraft;

(c)     unless the Agent (acting on the instructions of the Instructing Group) shall have otherwise agreed in writing, the exercise of such Conversion Right shall not cause more than eighty per cent (80%) of the Aircraft to be of the same type; and

(d)     the exercise of such Conversion Right shall not cause the Maximum Loan Amount to be increased.

2.3.3

Following the exercise by the Borrower of a Conversion Right in accordance with clause 2.3.2, the Agent shall deliver to the Borrower a replacement schedule 4. Such replacement schedule shall, when agreed by the Agent and the Borrower, in the absence of manifest error, be conclusive and binding on the parties hereto. Following such agreement by the Agent and the Borrower, all references in this Agreement to “schedule 4” shall be deemed to be a reference to such replacement schedule.

3

Conditions Precedent

3.1

Documents and evidence

The obligation of the Lenders to make the Commitment available shall be subject to the conditions that, not later than three (3) Business Days before the day on which the Drawdown Notice in respect of the first Advance is given, the Agent shall have received the documents and evidence specified in schedule 3 in form and substance satisfactory to the Security Trustee and the Agent.

3.2

Advance conditions precedent

The obligation of the Lenders to make each Advance is subject to the conditions that at the date of the Drawdown Notice and on the Drawdown Date in respect of such Advance:

3.2.1

the Advance made shall not result in the Loan exceeding the Maximum Loan Outstanding;

3.2.2

the representations and warranties set out in clause 9.1 (other than the representations and warranties in clauses 9.1.8 and 9.1.11, and so that the representation and warranty in clause 9.1.10 shall for this purpose refer to the then latest audited financial statements delivered to the Agent under clause 10.1) are true and correct on and as of such dates as if each were made with respect to the facts and circumstances existing at such dates;

3.2.3

the Agent shall have received a Drawdown Notice for such Advance in accordance with clause 4.1;

3.2.4

no Default shall have occurred; and

3.2.5

no Purchase Agreement Default or Engine Agreement Default shall have occurred;

3.3	The obligation of the Lenders to make each Advance is subject to the further conditions that, on the Drawdown Date in respect of such Advance:

3.3.1

the Agent shall have received from the Borrower (i) by 12 noon (Paris time) on the Drawdown Date, a copy of the SWIFT message (MT103 or equivalent) in respect of the payment of the Equity Contribution corresponding to such Advance and (ii) by 2.00pm (Paris time) on the Drawdown Date, payment of the Equity Contribution corresponding to such Advance for onward disbursement by the Agent to the Manufacturer to the account specified in clause 4.3 on the express understanding that the Agent and each Lender waives any rights which it may have to set off such amount against any other amounts then owing to the Agent or such Lender under any other transaction to which the Agent and the Borrower or, as the case may be, the relevant Lender and the Borrower, are party and the Agent and each Lender hereby waives any and all such rights;

3.3.2

the Finance Parties shall have approved the Final Purchase Price of the relevant Aircraft and the Agent shall have received written confirmation from the Manufacturer as to the Balance of the Final Purchase Price (as defined in the Purchase Agreement Assignment) for the relevant Aircraft provided that to the extent that such confirmation is contained in the executed consent and agreement of the Manufacturer to the Purchase Agreement Assignment, and such executed consent and agreement is received by the Agent on or prior to the Drawdown Date for the first Advance hereunder, no separate written confirmation shall be required in respect of the drawdown of any subsequent Advance;

3.3.3

in respect of the drawdown of the first Advance for any Aircraft, the Agent shall have received copies of the Borrower’s bank statements evidencing, to the reasonable satisfaction of the Agent, the payment of any and all Equity Contributions made by the Borrower to the Manufacturer in respect of that Aircraft prior to the Drawdown Date of such first Advance; and

3.3.4

any other amounts due and owing by the Borrower to any of the Finance Parties under this Agreement or otherwise to any party to the Fee Letters, in each case, as at the Drawdown Date shall have been paid in full.

3.4

Waiver of conditions precedent

The conditions specified in this clause 3 are inserted solely for the benefit of the Lenders and may be waived in whole or in part and with or without conditions by the Agent (acting on the instructions of the Instructing Group) in respect of the first or any other Advance without prejudicing the right of the Lenders to require fulfilment of such conditions in whole or in part in respect of any other Advance.

4

Advances

4.1

Drawdown

Subject to the terms and conditions of this Agreement an Advance shall be made available to the Borrower following receipt by the Agent from the Borrower of a Drawdown Notice not later than 12 noon on the third Business Day before the proposed Drawdown Date. A Drawdown Notice shall be effective on actual receipt by the Agent and, once given, shall, subject as provided in clause 5.5.1, be irrevocable. For the avoidance of doubt, the Borrower may, subject to the terms and conditions of this Agreement, issue Drawdown Notices in respect of one or more Advances to be made on the same Drawdown Date.

4.2

Amount

4.2.1	Subject to clause 4.2.2 and 4.4 each Advance shall be made in respect of one Pre-Delivery Payment on or prior to the relevant Drawdown Date, and shall be for a maximum amount of the lesser of:

(a)  the amount of the relevant Pre-Delivery Payment less any relevant Equity Contribution; and

(b)  the difference between (i) the Maximum Loan Amount and (ii) the aggregate of the amount of the Loan immediately prior to the Drawdown Date and the aggregate amount of any other Advances to be made by the Lender on or prior to such Drawdown Date.

4.2.2	Only one Advance may be made in respect of any Pre-Delivery Payment.

4.3

Application of monies advanced

All payments with respect to the Advances shall be made by the Lenders to the Agent for further disbursement, without further notice from the Borrower, by the Agent to the account of the Manufacturer with Calyon, account no. 31489 00020 00099175322 91 (or such other account of the Manufacturer with Calyon from time to time).

4.4

Additional Advance

Each of the Finance Parties and the Borrower acknowledge and agree that, prior to the amendment and restatement of this Agreement pursuant to the Deed of Amendment, the Lenders have made Advances to the Borrower in the aggregate amount of thirty million, one hundred and ninety nine thousand, five hundred and forty six Dollars point ninety two ($30,199,546.92) in respect of Aircraft N°s 1 to 9. In connection with the amendment and restatement of this Agreement pursuant to the Deed of Amendment, it has been agreed that the

Maximum Loan Amount will be increased from one hundred and eighteen million, nine hundred and twelve thousand, two hundred and eighty two Dollars ($118,912,282) to two hundred and seven million, five hundred and thirty six thousand and one Dollars ($207,536,001) and consequently the Lenders have agreed to permit the Borrower to drawdown an additional Advance (the “Additional Advance”) in respect of Aircraft N°s 1 to 9, such Additional Advance being in the amount of eighteen million, three hundred and eighty three thousand and ninety six Dollars point twelve ($18,383,096.12). The Additional Advance shall be made available following receipt by the Agent of a duly completed Drawdown Notice in accordance with clause 4.1 and shall constitute an “Advance” for all purposes of this Agreement. The Borrower acknowledges and agrees that the financial schedules set out in schedule 4, in so far as they relate to Aircraft N°s 1 to 9, have been prepared on the basis that the Additional Advance has been made.

4.5

Termination of Commitment

Any part of the Commitment undrawn and uncancelled at the end of the Drawdown Period shall thereupon be automatically reduced to zero.

5

Interest and Interest Periods; alternative interest rates

5.1

Normal interest rate

Subject to clause 5.5, the Borrower shall pay interest on each Advance or, as the case may be, the Loan in respect of each Interest Period on the relevant Interest Payment Date at the rate per annum determined by the Agent to be the aggregate of (a) the Margin and (b) three month LIBOR.

5.2

Determination of Interest Periods

Subject to clause 5.5, each Interest Period shall be determined as follows:

5.2.1        subject as otherwise provided in this clause 5.2, each Interest Period in respect of an Advance shall commence on the expiry of the previous Interest Period therefor and shall have a duration of three (3) months;

5.2.2        the initial Interest Period in respect of each Advance shall commence on the Drawdown Date therefor and shall end on the same day as the then current Interest Period for the previous Advance(s) ends; and

5.2.3        if the Interest Period for an Advance would otherwise overrun a Repayment Date for that Advance, such Interest Period shall terminate on that Repayment Date.

5.3

Interest for late payment

If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 5.3) on its due date for payment under this Agreement, the Borrower shall pay interest on such sum from the due date up to the date of actual payment (after as well as before judgement) at a rate and for periods determined by the Agent pursuant to this clause 5.3. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than one month as selected by the Agent each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Agent) of (a) two per cent (2%), (b) the Margin, and (c) LIBOR. Interest under this clause 5.3 shall be due and payable on the last day of each period determined by the Agent pursuant to this clause 5.3 or, if earlier, on the date on which the sum in respect of which such interest is accruing shall actually be paid.

5.4       Notification of Interest Periods and interest rate

Unless expressly provided for in this Agreement, the Agent shall notify the Borrower promptly of the duration of each Interest Period or other period for the calculation of interest (or, as the case may be, default interest) and of each rate of interest determined under this clause 5.

5.5       Market disruption; non-availability

5.5.1    If and whenever, at any time prior to the commencement of any Interest Period, the Agent shall have determined (which determination shall, in the absence of manifest error, be conclusive) that:

(a)     adequate and fair means do not exist for ascertaining LIBOR for such Interest Period; or

(b)    deposits in Dollars are not available to the Lenders in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan for such Interest Period or that LIBOR does not accurately reflect the cost to the Lenders of obtaining such deposits, the Agent shall forthwith give notice (a “Determination Notice”) to the Borrower. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Commitment shall not be borrowed until notice to the contrary is given to the Borrower by the Agent.

5.5.2    During the period of 15 days after any Determination Notice has been given by the Lender under clause 5.5.1, the Borrower shall enter into negotiations with a view to agreeing an alternative basis (the “Substitute Basis”) for making available or, as the case may be, maintaining the Loan. The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds reasonably available to the Lenders equivalent to the Margin. The Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Agent notifies the Borrower that none of the circumstances specified in clause 5.5.1 continues to exist (which the Agent shall do promptly upon any determination by the Agent that none of such circumstances continues to exist) whereupon the normal interest rate fixing provisions of this Agreement shall apply.

5.5.3    In the event that the Borrower and the Agent are unable to agree upon the Substitute Basis pursuant to the procedure set out in clause 5.5.2, the Substitute Basis shall be such alternative basis as the Agent shall certify, acting reasonably.

6        Repayment and prepayment; withdrawal of Aircraft from Facility

6.1       Repayment

The Borrower shall repay each Advance in full in one instalment on the Repayment Date for such Advance.

6.2       Delivery Date delay

In the event that the Delivery Date for any Aircraft shall not have occurred on or before the Last Scheduled Delivery Date therefor and provided that:

6.2.1        the Borrower shall have given the Agent as much notice as is practicably possible but in any event not less than ten (10) Business Days’ written notice prior to such Last Scheduled Delivery Date of the likelihood of such non-occurrence;

6.2.2        the Manufacturer shall have certified to the Borrower (with a copy to the Agent) such non-occurrence and the revised scheduled Delivery Date for that Aircraft; and

6.2.3        such deferral shall not cause the Loan to exceed the Maximum Loan Outstanding,

the Borrower shall be entitled, subject to the proviso below, by written notice to the Agent provided not later than three (3) Business Days prior to the Last Scheduled Delivery Date for that Aircraft, to defer the Repayment Date for the Advance in respect of that Aircraft. If, following any deferment, the Delivery Date for an Aircraft is further delayed, provided that the conditions set out in clauses 6.2.2 and 6.2.3 continue to be satisfied and subject to the proviso below, the Borrower shall be entitled, by further written notice to the Agent provided not later than three (3) Business Days prior to the previous revised scheduled Delivery Date for that Aircraft, to further defer the Repayment Date for the Advances in respect of that Aircraft.

PROVIDED ALWAYS THAT the Repayment Date for the Advance in respect of an Aircraft may not be deferred to a date which is later than the earlier of the date falling three (3) months after the Last Scheduled Delivery Date for that Aircraft and the Final Repayment Date.

6.3           Mandatory Prepayment

Each of the events and circumstances set out below is a Mandatory Prepayment Event:

6.3.1        Seizure: all or substantially all of the undertaking, assets, rights or revenues of, or shares in, the Borrower are seized, expropriated, nationalised or compulsorily acquired by or under the authority of any Government Entity; or

6.3.2        Consents and Authorisations: any consent, authorisation, licence or approval of, or registration with or declaration to any person required by the Borrower to authorise, or required by the Borrower in connection with, the execution, delivery, legality, validity, priority, enforceability, admissibility in evidence or effectiveness of this Agreement or any other Relevant Document or the performance by the Borrower of any of its material obligations thereunder is modified in a manner which is, will or is likely to be materially prejudicial to the rights, interests or position of the Lenders or is not granted or is revoked, withdrawn or terminated or expires or is not renewed or otherwise ceases to be in full force and effect in each case as a result of an act or omission of the Borrower and such modification, failure to grant, revocation, withdrawal, termination, expiry, non-renewal or cessation, if capable of remedy, is not remedied within fifteen(15) Business Days of the occurrence thereof; or

6.3.3        Purchase Agreement and Engine Agreements: the Purchase Agreement or any Engine Agreement is terminated or cancelled for any reason or otherwise ceases to constitute the legal, valid and binding obligations of the parties thereto; or

6.3.4        Breach of Ownership Letter Agreement: AerCap Ireland fails to honour any demand made under any of the guarantees contained in the AerCap Ireland Ownership Letter or otherwise breaches any of the provisions of the Ownership Letter Agreement.

Following the occurrence of a Mandatory Prepayment Event the Agent may demand repayment of the Loan and, if the Agent does demand that repayment, on the date specified in that demand (which will not be earlier than the immediately succeeding Business Day):

(a)     the Lenders’ obligations to make available the Commitment shall be terminated whereupon the Lenders shall be discharged from their obligation to make further Advances; and

(b)     the Loan and all interest accrued and all other sums payable under this Agreement shall become immediately due and payable forthwith.

6.4           Voluntary Prepayment

6.4.1        Subject to the receipt by the Agent of at least five (5) Business Days notice from the Borrower (such notice being irrevocable), the Borrower shall have the right to prepay on any Interest Payment Date:

(a)     the Loan or the Advance in respect of any Aircraft, in each case in full; and/or

(b)    the Loan or the Advance in respect of any Aircraft, in each case in part in integral multiples of five million Dollars ($5,000,000).

6.4.2        The Borrower shall also have the right to prepay the Advance in respect of an Aircraft and/or the Loan on any date which is not an Interest Payment Date subject to the same conditions with respect to notice and, in the case of any prepayment in part of the Loan or the Advance in respect of any Aircraft, the minimum amount of such prepayment set out in clause 6.4.1 being satisfied.

6.4.3        Any prepayment under clause 6.3, clause 6.4.1, clause 16.2 or any other provision of this Agreement shall be made together with (a) accrued interest to the date of prepayment; (b) any additional amount payable under clauses 8.3.1, 15.1 and/or 15.3; and (c) all other sums then due and payable by the Borrower to the Finance Parties under this Agreement.

6.5           Effect of prepayment

No amount prepaid may be reborrowed and, in the case of any prepayment of the Loan in part pursuant to clause 6.4.1(b), any amount prepaid shall be applied in reducing the repayment instalments under clause 6.1 in inverse order of the dates on which such repayment instalments are due. For the avoidance of doubt, the Maximum Loan Amount shall not be increased by reason of such prepayment.

6.6           No other prepayment

The Borrower may not prepay any Advance, the Loan or any part thereof save as expressly provided for in this Agreement.

6.7           Reduction of Commitment in respect of Inactive Aircraft

The Borrower shall have the right, which may be exercised at any time by the Borrower giving written notice to the Agent and the Security Trustee, to withdraw any Inactive Aircraft specified in such notice from the scope of this Agreement. In the event that the Borrower issues any such written notice, the Inactive Aircraft specified therein shall immediately cease to be “Aircraft” for the purposes of this Agreement; the undrawn and uncancelled Commitment shall immediately be reduced by the amount of the Advances which the Borrower would otherwise have been entitled to draw in respect of such Inactive Aircraft and the Assigned Rights (as defined in the Purchase Agreement Assignment) in respect of such Aircraft shall automatically, and without further act, be re-assigned to the Borrower in accordance with clause 4.3 of the Purchase Agreement Assignment.

7              Expenses; VAT; stamp duty

7.1           Expenses

The Borrower shall pay to the Agent on demand:

7.1.1           all reasonable costs and expenses (including, but not limited to, legal and out-of-pocket expenses) incurred by the Finance Parties in connection with the negotiation, preparation, execution and implementation of this Agreement and the other Relevant Documents, as evidenced to the Borrower in writing by the relevant Finance Party;

7.1.2           all reasonable costs and expenses (including legal and out-of-pocket expenses) incurred by the Finance Parties in connection with any amendment or extension of, or the granting of any waiver or consent under, this Agreement or any of the other Relevant Documents, as evidenced to the Borrower in writing by the relevant Finance Party; and

7.1.3           all costs and expenses (including legal and out-of-pocket expenses and, in the case of the Agent and the Security Trustee only, including all reasonable expenses referable to the cost of management time following the occurrence of an Event of Default) properly incurred by the Finance Parties in contemplation of, or otherwise in connection with, the enforcement or attempted enforcement of, or preservation or attempted preservation of any rights under, this Agreement or any of the other Relevant Documents, together with interest at the rate referred to in clause 5.3 from the date on which such expenses were incurred to the date of payment (after as well as before judgement).

7.2           Value added tax

All fees, costs, losses and expenses payable by the Borrower under this clause 7, clause 16, clause 17 or any other provision of this Agreement and the other Relevant Documents shall be paid together with an amount equal to any value added or equivalent Tax (but excluding Excluded Taxes) payable by the relevant Finance Party in respect of such fees, costs, losses and expenses, in addition to any other sum agreed to be paid by the Borrower under this Agreement and the other Relevant Documents.

7.3           Stamp and other duties

The Borrower shall pay all stamp, registration or other documentary duties or Taxes (including any registration, documentary duties or Taxes payable by, or assessed on, a Finance Party but excluding Excluded Taxes) imposed on or in connection with this Agreement, any other Relevant Document, the Loan or any Advance and shall indemnify the Finance Parties on written demand by the relevant Finance Party against any liability arising by reason of any delay or omission by the Borrower to pay such duties or Taxes (other than Excluded Taxes).

8              Payments and Taxes; accounts and calculations

8.1           No set-off or counterclaim; distribution to the Lenders

All payments to be made by the Borrower under this Agreement shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 8.3.1, free and clear of any deductions or withholdings, in Dollars (except for costs, fees and expenses which shall be payable in the currency in which they are incurred) on the due date to the account of the Agent with Calyon Americas New York (CRLYUS33) in favour of Calyon Paris (SWIFT Code: BSUIFRPPXXX), account number 0100383000100, under reference “DTB/FS AerVenture PDP”, or such other account as the Agent may upon not less than five (5) Business Days’ written notice from time to time notify to the Borrower. Save where this Agreement specifically provides for a payment to be made for the account of a particular Lender, in which case the Agent shall distribute the relevant payment to the Lender concerned, or where such payment is made to the Agent or to the Security Trustee for its own account, payments to be made by the Borrower under this Agreement shall be for the account of all the Lenders and the Agent shall forthwith distribute such payments in like funds as are received by the Agent to the Lenders rateably in accordance with their respective Lender’s Proportions.

8.2           Non-Business Days

Whenever any amount hereunder shall become due on a date which is not a Business Day, the due date therefor shall be the next succeeding Business Day unless such day falls within the next calendar month, in which case it shall be due and payable on the immediately preceding Business Day and any amount of interest payable on such due date shall be adjusted.

8.3           Grossing-up for Taxes

8.3.1        If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any payment due under this Agreement for the account of a Finance Party, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Finance Party receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify the relevant Finance Party against all losses, costs and expenses incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall promptly deliver to the relevant Finance Party any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any such deduction or withholding.

8.3.2        If the Borrower makes a payment under clause 8.3.1 and the relevant Finance Party determines that it has received or been granted a credit against or relief or remission for, or repayment of, any Tax paid or payable by it in respect of or which takes account of the deduction, withholding or other matter giving rise to such payment by the Borrower, the relevant Finance Party shall, to the extent it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as the relevant Finance Party shall have determined to be attributable to such deduction or withholding or other matter and which shall leave the relevant Finance Party (after such payment), in an after-Tax position which it determines to be no better or worse than it would have been in if the Borrower had not been required to make such deduction or withholding or such other matter had not arisen. Nothing herein contained shall:

(a)     interfere with the right of the relevant Finance Party to arrange its Tax or other affairs in whatever manner it thinks fit;

(b)     oblige the relevant Finance Party to disclose any information relating to its Tax or other affairs or any computations in respect thereof;

(c)     require the relevant Finance Party to do anything that it determines would or may prejudice its ability to benefit from any other credit, relief, remission or repayment to which it may be entitled; or

(d)     require the relevant Finance Party to give any priority as to the order in which it claims credits, relief, remissions and repayments or in which it allocates to any person or liability or class of persons or liabilities any credit, relief, remission or repayment.

8.3.3        If the relevant Finance Party makes any payment to the Borrower pursuant to clause 8.3.2 and such payment is subsequently reviewed by internal auditors to that Finance Party, acting in good faith and as experts, that the credit, relief, remission or repayment in respect of which such payment was made was not available or has been withdrawn or that it is unable to use such credit, relief, remission or repayment in full, the Borrower shall reimburse the relevant Finance Party such amount as the relevant Finance Party determines, in its sole opinion, is necessary to place it in the same after-Tax position as it would have been in if such credit, relief, remission or repayment had been obtained and fully used and retained by the relevant Finance Party.

8.4           General Tax indemnity

The Borrower shall indemnify the relevant Finance Party against the actual amount of all Taxes (other than Excluded Taxes) imposed or asserted by any Government Entity or other competent authority against the relevant Finance Party with respect to: (a) the facility hereunder granted to the Borrower, the Loan, any Advance or the transactions contemplated by the Relevant Documents (or any of them) or (b) the Aircraft or the purchase, ownership or delivery thereof or (c) the Borrower engaging in business in, having or having had an office, branch or permanent establishment in, or being or having been a citizen or resident of, or domiciled in, or incorporated or created in or under the Applicable Laws of, the jurisdiction imposing such Taxes.

8.5           Partial payments

If, on any date on which a payment is due to be made by the Borrower under this Agreement, the amount received from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the relevant Finance Party under this Agreement, the relevant Finance Party shall apply the amount actually received from the Borrower, or from the exercise of its rights and powers under the Relevant Documents at any time thereafter, in or towards discharge of the obligations of the

Borrower under this Agreement and the other Relevant Documents in such order as circumscribed by the Trust Agreement, notwithstanding any appropriation made, or purported to be made, by the Borrower.

8.6           Calculations

All interest and other payments of an annual nature under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year. In calculating the actual number of days elapsed in a period which is one of a series of consecutive periods with no interval between them or a period on the last day of which any payment falls to be made in respect of such period, the first day of such period shall be included but the last day excluded.

8.7           Certificates conclusive

Any certificate or determination of the Lenders as to any rate of interest or any amount payable under this Agreement shall, in the absence of manifest error, be conclusive and binding, as to the amount from time to time owing by the Borrower under this Agreement.

8.8           Excluded Taxes

The provisions of clauses 7.2, 7.3, 8.3 and 8.4 shall not apply, and the Borrower shall have no liability to any Indemnitee in respect of, any Tax or any increased payment which is an Excluded Tax.

9              Representations and warranties

9.1           The Borrower represents and warrants to the Finance Parties that:

9.1.1        Due incorporation

the Borrower is duly incorporated and validly existing under the laws of Ireland as a limited liability company and has power to carry on its business as it is now being conducted and as contemplated by the Relevant Documents and to own its property and other assets;

9.1.2        Corporate power to borrow

the Borrower has power to execute, deliver and perform its obligations under the Relevant Documents to which it is a party and to borrow the Commitment; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow shall be exceeded as a result of borrowings under this Agreement;

9.1.3        Binding obligations

this Agreement and the other Relevant Documents constitute valid and legally binding obligations of the Borrower enforceable in accordance with their respective terms except as the same may be limited by applicable principles of equity, bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally and subject to the qualifications set out in the legal opinions to be provided to the Finance Parties in accordance with this Agreement;

9.1.4        Pari passu status

the obligations of the Borrower under this Agreement and the other Relevant Documents to which it is a party are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated obligations (including contingent obligations) of the Borrower, with the exception of any such obligations which are mandatorily preferred by law and not by contract;

9.1.5        No conflict with other obligations

the execution and delivery of, the borrowing of the Commitment under, the performance of its obligations under, and compliance with the provisions of, the Relevant Documents to which the Borrower is a party by the Borrower shall not (i) contravene any existing Applicable Law or any judgement, decree or permit to which the Borrower is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the Borrower’s constitutional documents or (iv) result in the creation or imposition of or oblige the Borrower to create any Lien on any of the Borrower’s undertaking, assets, rights or revenues except to the extent provided for in the Relevant Documents;

9.1.6        Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, any Government Entity required by the Borrower to authorise, or required by the Borrower in connection with, the execution, delivery, validity, enforceability, priority or admissibility in evidence of this Agreement and the other Relevant Documents to which the Borrower is a party or the performance by the Borrower of its obligations under this Agreement and the other Relevant Documents to which the Borrower is a party has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

9.1.7        No filings required

Save for the Engine Assignments and the Purchase Agreement Assignment in respect of each of which particulars thereof must be filed with the Irish Registrar of Companies in accordance with section 99 of the Irish Companies Act 1963 (as amended) within twenty one days after the creation of the security thereunder, it is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or any other Relevant Document (or any of them) that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere under any Applicable Law or that any stamp, registration or similar tax or charge be paid under any Applicable Law on or in relation to this Agreement or any other Relevant Document (or any of them) and this Agreement and the other Relevant Documents are in proper form for their enforcement in the English courts (or, if any such action is necessary, it has taken such action);

9.1.8        No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of the Borrower, threatened against the Borrower that could reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under the Relevant Documents to which it is a party;

9.1.9        No defaults

the Borrower is not (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or any combination thereof be) in breach of or in default under any agreement relating to Financial Indebtedness to which it is a party or by which it may be bound and no other Default has occurred and is continuing;

9.1.10      Financial statements correct and complete

the opening accounts and financial statements of the Borrower have been prepared in accordance with generally accepted accounting principles and practices in Ireland which have been consistently applied and present fairly and accurately the financial position of the Borrower as at such date and the results of the operations of the Borrower for the financial year ended on such date and, as at such date, the Borrower did not have any significant actual liabilities or any losses which are not disclosed by, or reserved against or provided for in, such financial statements;

9.1.11      No material adverse change

there has been no material adverse change in the financial position of the Borrower from that set forth in the financial statements referred to in clause 9.1.10;

9.1.12      Choice of law

the choice by the Borrower of English law to govern this Agreement and the other Relevant Documents to which it is a party other than the CFM Engine Assignment and of New York law to govern the CFM Engine Assignment and the submissions to jurisdiction by the Borrower as provided herein and therein are valid and binding;

9.1.13      No immunity

the Borrower, under applicable law, is subject to private commercial law and suit, and neither the Borrower nor its properties or assets have any right of immunity from suit or execution on the grounds of sovereignty in its state of incorporation or any other jurisdiction or on any other grounds.

9.1.14      No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by the Borrower under this Agreement or any other Relevant Document (or any of them) and no Taxes are imposed on or by virtue of the execution or delivery by the Borrower of this Agreement or any other Relevant Document to which it is a party (or any of them) or any document or instrument to be executed or delivered thereunder; and

9.1.15      Compliance with consents and licences

every consent, authorisation, licence or approval required by the Borrower in connection with the conduct of its business and the ownership, use, exploitation or occupation of its property and assets has been obtained and is in full force and effect and there has been no default in the observance of the conditions and restrictions (if any) imposed in, or in connection with, any of the same which would or may have an adverse effect on the ability of the Borrower to perform its obligations under the Relevant Documents.

9.2     Each Lender represents and warrants that:

9.2.1

(a)     it is and will continue to be (for so long as it is entitled to receive any payment from the Borrower under this Agreement) a body corporate which is resident for the purpose of tax in a Member State of the European Union (other than the Republic of Ireland) or any jurisdiction which has a double tax treaty with the Republic of Ireland; and

(b)    interest under this Agreement is not and will not be paid to it in connection with a trade or business which is carried on by it in the Republic of Ireland through a branch or agency in the Republic of Ireland; or

9.2.2        it is and will continue to be (for so long as it is entitled to receive any payment from the Borrower under this Agreement) a bank carrying on a bona fide banking business in the Republic of Ireland within the meaning of Section 246 of the Irish Taxes Consolidation Act 1997.

10     Undertakings

10.1     The Borrower undertakes with each Finance Party that, from the date of this Agreement and so long as any moneys are owing under this Agreement or remain available for drawing by the Borrower, it shall:

10.1.1      Notice of Default

promptly upon becoming aware of the same inform the Agent of any occurrence which might adversely affect its ability to perform its obligations under this Agreement and the other Relevant Documents to which it is a party and of any Default or Purchase Agreement Default and, if so requested in writing by the Agent from time to time, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default or Purchase Agreement Default has occurred and is continuing;

10.1.2      Consents and licences

without prejudice to clauses 3 and 9.1, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of, or registration with or declaration to, any Government Entity with which it is required to comply in connection with the execution, delivery, validity, enforceability, priority and admissibility in evidence of this Agreement and the other Relevant Documents and the performance of its obligations thereunder and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under Applicable Law for the continued due performance of all its obligations under this Agreement;

10.1.3      Use of proceeds

use the proceeds of drawings under this Agreement exclusively for the purpose specified in clause 1.1;

10.1.4      Pari passu

ensure that its obligations under this Agreement shall, without prejudice to the provisions of clause 6.3.4 of the Purchase Agreement Assignment, at all times rank at least pari passu with all its other present and future Financial Indebtedness (save and only to the extent that such Financial Indebtedness is secured) with the exception of any obligations which are mandatorily preferred by law and not by contract;

10.1.5     Financial statements

deliver or cause to be delivered to the Security Trustee as soon as reasonably practicable after the same are available:

(a)     and in any event within one hundred and eighty (180) days after the end of the Borrower’s financial year, a copy of the Borrower’s audited unconsolidated financial accounts for the relevant financial year;

(b)     and in any event within one hundred and eighty (180) days after the end of AerCap Holdings’ financial year, a copy of AerCap Holdings’ audited consolidated financial accounts for the relevant financial year;

(c)     and in any event within ten (10) months after the end of AerCap Ireland’s financial year, a copy of AerCap Ireland’s unaudited consolidated financial accounts for the relevant year;

(d)     and in any event within forty five (45) days after the end of each quarterly accounting period of the Borrower and AerCap Holdings, a copy of the Borrower’s and AerCap

Holdings’ unaudited consolidated management accounts for the relevant quarterly period,

provided that the Borrower shall have no obligation pursuant to this clause 10.1.5 to the extent that such accounts are published on the AerCap website, within the applicable time periods specified above, in each case, prepared in accordance with US, Dutch or Irish GAAP;

10.1.6      Delivery of reports

deliver to the Agent, in each case at the time of issue thereof, every report, circular, notice or like document issued by the Borrower to its principal creditors generally;

10.1.7      Provision of further information

provide the Agent with such financial and other information concerning the Borrower, the shareholders in the Borrower and their respective affairs, and such information concerning the Aircraft and the Purchase Agreement, as the Agent may from time to time reasonably request in the context of the Relevant Documents and the transactions contemplated thereby;

10.1.8      Compliance with Applicable Laws

comply with the terms and conditions of all Applicable Laws which are relevant to the carrying on of its business and the performance of its obligations under the Relevant Documents;

10.1.9      Filings and Further Assurance

take such action and execute such additional documentation at its own cost and expense as is reasonably required by the Agent to ensure the legality, validity, enforceability and admissibility in evidence of any of this Agreement or any other Relevant Document to which it is a party or perfect any or all security interests granted to any Finance Party pursuant to a Relevant Document or any other instrument related thereto including without limitation in circumstances where any of the same require to be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere under any Applicable Law or where any stamp, registration or similar tax or charge is required to be paid under any Applicable Law on or in relation thereto;

10.1.10    Corporate existence

maintain its existence as a limited liability company existing under the laws of Ireland and inform the Agent immediately and furnish it with all necessary evidence of any change in its legal form, type and qualification to transact business as a legal entity and of any material change in its business activities or in the legal and corporate documents regulating its activities;

10.1.11    Buyer Furnished Equipment and Modification

pay in full, on or prior to the Scheduled Delivery Date for each Aircraft, for:

(a)     all buyer furnished equipment installed or to be installed on that Aircraft prior to the Delivery Date; and

(b)    the cost of any modification to that Aircraft which it may undertake or request the Manufacturer or any other person to undertake prior to the Delivery Date; and

10.1.12    No dividends

not, and shall ensure that no member of the Borrower Group shall, declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital).

11     Equity Contribution

11.1      Details of the Equity Contribution payable by the Borrower in respect of each Aircraft are set out in column 4 of schedule 4.

11.2      To the extent that the Net Aircraft Price in respect of any Aircraft is higher than the Net Aircraft Price Maximum, the Equity Contribution for each Aircraft shall be increased accordingly and the Borrower shall procure that each of AerCap Ireland, LoadAir and/or the other shareholders in the Borrower at such time shall fund the Borrower with cash amounts which will enable it to pay such increased Equity Contribution to the Manufacturer, or, at the Security Trustee’s sole discretion, shall provide other additional security satisfactory to the Finance Parties.

11.3      In the event of any increase being made to the Equity Contribution pursuant to this clause 11, each of the Borrower, the Agent and the Security Trustee shall agree a substitute version of schedule 4 which, when agreed in writing between the Borrower, the Agent and the Security Trustee shall be conclusive and binding on the parties to this Agreement and shall replace the existing schedule 4 for the purposes of this Agreement and the other Relevant Documents.

12     Negative Pledge

12.1     No Pledging of Shares

The Borrower hereby undertakes with each of the Finance Parties that it will procure that neither AerCap Ireland, LoadAir nor any other shareholder of the Borrower from time to time shall create any Lien over their respective shareholdings in the Borrower in favour of any other financing party as security for finance provided by such financing party to the Borrower unless such security interest is created for the joint benefit of the Finance Parties and such other financing party pursuant to arrangements whereby the entire issued share capital of the Borrower is charged in favour of a security trustee for the benefit of the Lenders and such other financing party, or, pursuant to arrangements which are otherwise acceptable to the Finance Parties.

12.2    No Floating Charge

The Borrower shall not, without the prior written consent of the Security Trustee, create a floating charge (howsoever described) over all, or substantially all, of its assets in favour of any financing party or other third party creditor other than the Finance Parties.

12.3      To the extent that the Borrower, from time to time, wishes to raise third party financing in connection with the acquisition of any Aircraft, the Borrower agrees that such financing shall be raised through a dedicated special purpose vehicle company. Notwithstanding the prohibition contained in clause 12.2, the Lenders acknowledge that a floating charge may be created by any such special purpose vehicle company for the benefit of its financiers.

13     [Intentionally omitted]

14     Events of Default and Termination

14.1     Events of Default

Each of the events and circumstances set out below is an Event of Default:

14.1.1        the Borrower fails to make any payment of (a) any scheduled payment in the currency and in the manner stipulated in this Agreement or any other Relevant Document within (five) 5

Business Days of the due date therefor or (b) any other amount due by it under this Agreement or any other Relevant Document within ten (10) Business Days of the due date thereof; or

14.1.2      without prejudice to clause 14.1.1 above, the Borrower fails to observe or perform any other covenants, conditions, obligations, undertakings, provision or agreements contained in this Agreement or any other Relevant Document, including, for the avoidance of doubt, those contained in clauses 11 to 12 of this Agreement, and such default, if capable of remedy, is not remedied within fifteen (15) Business Days of notice from the Security Trustee to the Borrower requiring such remedy; or

14.1.3      if any representation or warranty made or deemed to be made or repeated by or on behalf of the Borrower in this Agreement or any other Relevant Document or in any document or certificate furnished by the Borrower in connection herewith or therewith shall prove to have been false or incorrect in any material respect on the date it was made or deemed to be made or repeated and, if it is possible to remedy the situation which caused such representation or warranty to be false or incorrect, it is not remedied within fifteen (15) Business Days after notice by the Security Trustee to the Borrower requiring the situation to be remedied that it has been remedied to the Security Trustee’s satisfaction; or

14.1.4      the Borrower shall consent to the appointment of a receiver, administrator, administrative receiver, trustee, liquidator or examiner of itself or of a substantial part of its property or shall admit in writing its inability to pay its debts generally as they fall due or shall cease or declare its inability to carry on its business; or

14.1.5      the Borrower shall issue a notice convening a meeting of its creditors or make any arrangement or composition with, or any assignment for the benefit of, its creditors or any moratorium or rescheduling affecting all or a substantial part of the Financial Indebtedness of the Borrower is declared or imposed, or the Borrower shall issue a notice or otherwise convene a meeting for the purpose of considering a resolution, or a petition is presented or other steps, action or proceedings are taken by the Borrower, for the winding up, bankruptcy, liquidation, dissolution, administration, reorganisation, amalgamation or insolvency of the Borrower or for an administration order in respect of the Borrower; or

14.1.6      a petition is presented or other steps, action or proceedings are taken by any person (other than the Borrower) for the winding up, bankruptcy, liquidation, dissolution, administration, reorganisation, amalgamation or insolvency of the Borrower or for an administration order in respect of the Borrower other than a petition, steps, action or proceedings which the Borrower proves to the satisfaction of the Security Trustee has been presented, made or taken by such other person only for frivolous or vexatious reasons and which is discharged or stayed within thirty (30) days of the presentation or commencement thereof; or

14.1.7      an order, judgment or decree shall be entered by any court, tribunal or authority of competent jurisdiction for the winding up, bankruptcy, liquidation, dissolution, administration, reorganisation or amalgamation of the Borrower or appointing, without the consent of the Borrower (as appropriate), a receiver, administrator, administrative receiver, trustee, liquidator or examiner of the Borrower or of any substantial part of the Borrower’s (as appropriate) property, or sequestering any substantial part of the property of the Borrower; or

14.1.8      the Borrower is declared insolvent or bankrupt or is liquidated, wound up, dissolved, reorganised or amalgamated by any court, tribunal or authority of competent jurisdiction other than for the purposes of a solvent reconstruction or amalgamation, the terms of which have received the prior written consent of the Security Trustee (such consent not to be unreasonably withheld or delayed); or

14.1.9      the Borrower suspends or ceases or makes a public announcement to suspend or cease to carry on its business; or

14.1.10

any event analogous to any of the events specified in clauses 14.1.4, 14.1.5, 14.1.6, 14.1.7, 14.1.8 or 14.1.9 occurs in any jurisdiction to which the Borrower (as appropriate) is subject; or

14.1.11

any Financial Indebtedness of the Borrower in excess of (i) one million Dollars ($1,000,000) (or the equivalent thereof in any other currency), in respect of the period up to Delivery of the first Aircraft or (ii) three million five hundred thousand Dollars ($3,500,000) (or the equivalent thereof in any other currency,) in respect of the period thereafter, is not paid when due after the expiry of any originally applicable grace periods or becomes due and payable prior to the date when it would otherwise have become due; or

14.1.12

the validity or enforceability of any of the Relevant Documents shall at any time and for any reason be contested by the Borrower or the Borrower shall otherwise repudiate any of the Relevant Documents or do or cause or permit to be done any act or thing evidencing an intention to repudiate any of the Relevant Documents; or

14.1.13

a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any material part of the undertakings, assets, rights or revenues of the Borrower and is not discharged within any period of time provided in the relevant judgment or if no such period is provided for, fourteen (14) days; or

14.1.14

the Borrower transfers or disposes of all or a substantial part of its assets, whether by one or a series of transactions, related or not, other than (i) any transfer or disposal of an Aircraft (or groups of Aircraft) to a special purpose company (or companies) where such transfer or disposal is made in order to enable the Borrower to raise long-term financing for the acquisition cost of such Aircraft, (ii) any pledging of the shares in the Borrower in the manner contemplated by clause 12.1 or (iii) any transfer or disposal of an Aircraft upon or following the repayment in full of the Advance in respect of such Aircraft; or

14.1.15

the Security Trustee or Agent receives written notice from (a) the Manufacturer that a Purchase Agreement Default has occurred and is continuing under the Purchase Agreement or (b) an Engine Manufacturer that an Engine Agreement Default has occurred and is continuing under an Engine Agreement.

  14.2

Declaration of Default; Automatic Acceleration

Following the occurrence of an Event of Default which is continuing, the Agent may, and if so requested by the Instructing Group shall, without prejudice to any other rights of the Lenders hereunder, by written notice to the Borrower declare that:

14.2.1

the Lenders’ obligation to make available the Commitment shall be terminated whereupon the Lenders shall each be discharged from their respective obligations to make further Advances; and/or

14.2.2

the Loan and all interest accrued and all other sums payable under this Agreement shall become due and payable either forthwith or on any date specified in such notice, whereupon the same shall immediately, or in accordance with terms of such notice, became so due and payable,

PROVIDED ALWAYS THAT upon the occurrence of any of the Events of Default specified in clauses 14.1.1(a), 14.1.4, 14.1.5, 14.1.6, 14.1.7, 14.1.8, 14.1.9 and 14.1.10 the Lenders’ commitment shall terminate automatically upon the occurrence of such Event of Default, the Lenders shall immediately be discharged from their respective obligations to make any further Advances and the Loan and all interest accrued thereon shall upon the occurrence of any such Events of Default become immediately due and payable.

On or at any time after the making of such declaration, or upon the occurrence of any of the specific Events of Default specified in the above proviso, the Agent shall be entitled to, to the exclusion of the Borrower (and without prejudice to clause 5.3), select the duration of Interest Periods.

     15

Indemnities

  15.1

Miscellaneous indemnities

The Borrower shall on demand indemnify each Finance Party, without prejudice to any of their other rights under this Agreement and the other Relevant Documents, against any loss (including loss of Margin), cost or expense which each Finance Party shall certify as sustained or incurred by it as a consequence of:

15.1.1

any default in payment by the Borrower of any sum under this Agreement or any other Relevant Document when due (including, for the avoidance of doubt, any losses, costs or expenses which the relevant Finance Party may incur by reason of the exercise by the relevant Finance Party of its rights under the Relevant Documents consequent upon the occurrence of such default); and

15.1.2

the occurrence of any other Event of Default (including, for the avoidance of doubt, any losses, costs or expenses which the Lender may incur by reason of the exercise by the Lender of its rights under the Relevant Documents consequent upon the occurrence of such Event of Default), including, in any such case, but not limited to, any Break Funding Losses or any other amount owing to the relevant Finance Party but excluding any loss in respect of which it has been indemnified pursuant to any other provision of the Relevant Documents and any cost, loss or expense sustained or incurred by the Finance Party in connection with any sale of the Aircraft and/or any sale or transfer of the rights assigned to the relevant Finance Party under or pursuant to the Purchase Agreement Assignment in each case following the occurrence of an Event of Default, and as evidenced to the Borrower in writing by the relevant Finance Party. In the event that any Finance Party realises a Break Funding Gain, such Finance Party shall pay a sum equal to such Break Funding Gain to the Borrower promptly upon realisation thereof.

  15.2

Currency of account; currency indemnity

15.2.1

No payment by the Borrower under this Agreement or any other Relevant Document which is made in a currency other than the currency (the “Contractual Currency”) in which such payment is required to be made pursuant to this Agreement or such other Relevant Document shall discharge the obligation in respect of which it is made except to the extent of the net proceeds in the Contractual Currency received by a Finance Party upon the sale of the currency so received, after taking into account any premium and costs of exchange in connection with such sale. For the avoidance of doubt a Finance Party shall not be obliged to accept any such payment in a currency other than the Contractual Currency nor shall a Finance Party be liable to the Borrower for any loss or alleged loss arising from fluctuations in exchange rates between the date on which such payment is so received by the Finance Party and the date on which a Finance Party effects such sale, as to which a Finance Party shall (as against the Borrower) have an absolute discretion.

15.2.2

If any sum due from the Borrower under this Agreement or any other Relevant Document or any order or judgement given or made in relation hereto or thereto is required to be converted from the Contractual Currency or the currency in which the same is payable under such order or judgement (the “first currency”) into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgement in any court or other tribunal or (c) enforcing any order or judgement given or made in relation to this Agreement or any other Relevant Document, the Borrower shall indemnify and hold harmless each Finance Party from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which a Finance Party may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof.

15.2.3

Any amount due from the Borrower under the indemnity contained in this clause 15.2 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement or any other Relevant Document and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

15.3	Funding indemnity

The Borrower expressly acknowledges that the Lenders may, from time to time, enter into funding arrangements and incur certain Financial Indebtedness for the purposes of facilitating the transactions contemplated by this Agreement and that all such arrangements may be terminated in the event that the Borrower fails to draw down an Advance after a Drawdown Notice has been given in respect thereof or any Advance or any part thereof is repaid or prepaid otherwise than on an Interest Payment Date for that Advance. Accordingly, the Borrower agrees that in the case of:

(a)     any repayment or prepayment of all or part of any Advance being made otherwise than on an Interest Payment Date for that Advance; and

(b)     any Advance not being made for any reason after a Drawdown Notice has been given in respect thereof,

the Borrower shall indemnify, and hereby agrees to indemnify, the Lenders and each of them fully against the amount of any Break Funding Costs incurred by any Lender as a result thereof. In the event that any Lender realises a Break Funding Gain, such Lender shall pay a sum equal to such Break Funding Gain to the Borrower promptly following realisation thereof.

16

Illegality; increased costs; mitigation

16.1

Illegality

If, at any time as a consequence of a Change in Law:

16.1.1          it is or shall become unlawful, illegal, prohibited or contrary to any Applicable Law for any party to this Agreement or any of the other Relevant Documents to participate, or continue to participate in the transactions contemplated by this Agreement or the other Relevant Documents or to perform a material obligation under and/or give any required consent pursuant to this Agreement or any other Relevant Document or to continue as a party to this Agreement or any other Relevant Document;

16.1.2          all or any part of this Agreement or any other Relevant Document (other than the Purchase Agreement Assignment or an Engine Assignment) is or becomes void, illegal, invalid or unenforceable or of limited force and effect under any Applicable Law and the same would or might reasonably be expected to result in the rights, title and interests of the Finance Parties and the Borrower (or any of them) in and to the Aircraft and/or under any Relevant Document being materially adversely affected, based on advice received by the Security Trustee and shared with the Borrower from reputable legal counsel in the relevant jurisdictions; or

16.1.3          all or any part of the Purchase Agreement Assignment or an Engine Assignment is or becomes void, illegal, invalid or unenforceable or of limited force and effect under any Applicable Law, then, without prejudice to the Borrower’s obligations and the rights of the Finance Parties in relation to the Aircraft and under the Relevant Documents, the affected party shall serve notice of such event on the other parties hereto and clause 16.4 shall apply and not later than the earlier of (a) the end of the consultation period referred to in clause 16.4 and (b) the date on which such Change in Law takes effect:

(a)        the obligations of the Lenders to advance the Loan shall be terminated and all Commitments shall be reduced to zero; and

(b)        the Borrower shall prepay the Loan together with all other amounts then due and owing under this Agreement and the other Transaction Documents.

16.2	Increased costs

If the result of any Change in Law or Capital Adequacy Requirement is to:

16.2.1          increase the cost to, or impose an additional cost on, any Lender in maintaining its obligations under this Agreement, in each case, other than in respect of Taxes; and/or

16.2.2          reduce the amount payable or the effective return to any Lender under this Agreement, other than as a result of any Tax payable by such Lender,

then, and in each such case:

(a)     such Lender shall notify the Borrower through the Agent in writing of such event promptly upon its becoming aware of the same but in any case within three (3) months after the date on which the Lender first became aware of the circumstances giving rise to the Tax, increased cost, additional cost, reduction, payment or forgone return; and

(b)    the Borrower shall on demand pay to the Agent for the account of such Lender the amount (which shall not include Taxes) which such Lender specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Lender regards as confidential in relation to its funding arrangements) is required to compensate such Lender for such increased cost, additional cost, reduction, payment or forgone return.

16.3	Exclusions

The following are excluded from the Borrower’s agreement to indemnify any particular Lender under clause 16.2:

16.3.1          any Loss which relates to any loss of anticipated profit or return (including loss of Margin or margin);

16.3.2          any Loss which comprises the normal administrative costs and expenses of any Lender (but excluding any such expenses caused directly by, or incurred after, the occurrence of an Event of Default); or

16.3.3          any Loss which arises from an act or omission which constitutes gross negligence or wilful default by such Lender.

PROVIDED FURTHER THAT a Lender shall not be entitled to make any claim to be indemnified for any Loss pursuant to clause 16.2 to the extent that it is actually compensated therefor by any party in accordance with any other provision of the Relevant Documents.

16.4     Mitigation

If circumstances arise which would, or would upon the giving of notice, result in:

16.4.1          the Borrower being required to make an increased payment to a Lender pursuant to clause 8.3.1;

16.4.2          the reduction of a Lender’s Commitment to zero or the Borrower being required to prepay the Loan pursuant to clause 16.1; or

16.4.3          the Borrower being required to make a payment to a Lender to compensate a Lender for a liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss pursuant to clause 16.2, then, without in any way limiting, reducing or otherwise qualifying the obligations of the Borrower under clause 8 and this clause 16, the Lenders and the Borrower, each acting in good faith, shall consult for a maximum period of thirty (30) days with a view to identifying what (if any) reasonable steps are open to them to mitigate or remove such circumstances, provided however that a Lender shall not be obliged to take any such steps if to do so might (in the opinion of that Lender) be prejudicial to itself or be in conflict with its’ general banking policies or involve it in expense or an increased administrative burden unless it is indemnified to its satisfaction by the Borrower for such expenses or the costs associated with such increased administrative burden. All costs and expenses reasonably incurred by the Finance Parties in connection with such consultation process and any resultant mitigating action shall be for the account of the Borrower.

17     Assignment, transfer and lending offices

17.1     Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, each Finance Party and their respective successors.

17.2     Assignment, transfer and lending offices

None of the parties to this Agreement may assign or transfer all or any of its rights and obligations hereunder, and no Lender may change its lending office for the purpose hereof, other than pursuant to and in accordance with clause 13 of the Trust Deed.

18     Notices and other matters

18.1     Notices

Every notice, request, demand or other communication under this Agreement or any other Relevant Document shall:

18.1.1          be in writing delivered personally or by first-class prepaid letter (airmail if available) or by fax;

18.1.2          be deemed to have been received, subject as otherwise provided in this Agreement or any other Relevant Document, in the case of a letter when delivered and, in the case of a fax, when transmission of a complete copy is confirmed by the sender through receipt of a facsimile confirmation showing the correct number of pages having been sent received by the addressee (unless the date of despatch is not a business day in the country of the addressee or the time of despatch of any fax is after the close of business in the country of the addressee in which case it shall be deemed to have been received at the opening of business on the next such business day); and

18.1.3          be sent:

(a)     to the Borrower at:

AerVenture Limited

c/o AerCap Ireland Limited

AerCap House

Shannon Industrial Estate

Shannon

County Clare

Ireland

Fax:         + 353 61723850

Attention: Company Secretary

with a copy to:

AerCap B.V.

Evert van de Beekstraat 312

1118 CX Schiphol

The Netherlands

Fax: +31 20 655 9100

Attn: Group Treasurer

(b)    to the Agent and Security Trustee at:

Calyon

9 Quai du Président Paul Doumer

92920 Paris La Défense Cedex

France

Facsimile: (+33) 1 41 89 91 96 and (+33) 1 41 89 85 75

Attention: Head of Transportation Group and DFS / MO

(c)     to each Lender at its address or telefax number specified in schedule 1 or in any relevant Substitution Certificate,

or to such other address or fax number as is notified by one party to the other parties to this Agreement or any other Relevant Document. Without prejudice to the validity of any notice given pursuant to this clause 18.1, the recipient of any fax notice shall confirm receipt of a legible version of such notice as soon as practicable after such receipt.

18.2	Notices through the Agent

Every notice, request, demand or other communication under this Agreement to be given by the Borrower to any other party shall be given to the Agent for onward transmission as appropriate and to be given to the Borrower shall (except as otherwise provided in this Agreement) be given by the Agent.

18.3

No implied waivers, remedies cumulative

No failure or delay on the part of a Finance Party to exercise any power, right or remedy under this Agreement or any other Relevant Document shall operate as a waiver thereof, nor shall any single or partial exercise by a Finance Party of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Agreement and the other Relevant Documents are cumulative and are not exclusive of any remedies provided by law.

18.4

English translations

All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement and the other Relevant Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Finance Parties shall be entitled to rely.

18.5

Severability

If at any time any provision of this Agreement or any of the other Relevant Documents is or becomes illegal invalid or unenforceable in any respect under the law of any jurisdiction neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

18.6     Counterparts

This Agreement and the other Relevant Documents may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

18.7     Third parties

Any person who is not a party to this Agreement and the other Relevant Documents shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce its terms. Subject to any provision of any Relevant Document to the contrary, the consent of any person who is not a party to this Agreement shall not be required to any amendment, variation (including, without limitation, any release or compromise of any liability) or termination of this Agreement or any other Relevant Document.

19     Governing law

This Agreement is governed by and shall be construed in accordance with English law.

20     Jurisdiction

20.1      For the benefit of the Finance Parties, the parties hereto irrevocably agree that any legal action or proceedings in connection with this Agreement may be brought in the English courts, which shall have non-exclusive jurisdiction to settle any disputes arising in connection with this Agreement. The parties hereto hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of the English courts. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the rights of any Finance Party to take proceedings against any other party in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The Borrower irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any court and any loss it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum.

20.2      For the benefit of the Finance Parties, the Borrower hereby irrevocably and unconditionally waives: (a) any immunity from the jurisdiction of the court mentioned in clause 20.1 and any immunity from suit, judgment, execution, set-off, attachment, arrest, specific performance, injunction or other judicial order or remedy to which it or any of its assets may be entitled at present or in the future in any jurisdiction in respect of any legal action or proceedings with respect to or in connection with this Agreement; and (b) any objections to such jurisdiction on the ground of venue or forum non conveniens or any similar grounds.

20.3      The Borrower hereby irrevocably designates, appoints and empowers Freshfields Bruckhaus Deringer whose current address is at 65 Fleet Street, London EC4Y 1HS, England (Ref: DMP Litigation/RFM) to receive for it and on its behalf service of process issued out of the English courts in any legal action or proceedings arising out of or in connection with this Agreement. If the agent referred to above ceases so to act, or ceases to have a place of business in England, the Borrower shall forthwith notify the Finance Parties thereof and appoint another person resident in England reasonably acceptable to the Finance Parties to act as its agent for service of process under this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed as a deed and delivered on the date first above written.